CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 033-22462 on Form N-1A of our report dated December 21, 2017, relating to the consolidated financial statements and consolidated financial highlights of BlackRock Global Allocation Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended October 31, 2017, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2018